OPINION OF LUSE LEHMAN GORMAN POMERENK & SCHICK





January 22, 1997                                  (202) 274-2000

Board of Directors
Charter Financial, Inc.
114 West Broadway
Sparta, Illinois 62286

     Re:   Charter Financial, Inc.
           Registration Statement on Form S-8

Ladies and Gentlemen:

     You have requested the opinion of this firm as to certain matters in connection with the offer and sale of Charter Financial, Inc. (the "Company") common stock, par value $.10 per share (the "Common Stock") pursuant to the Charter Financial, Inc. 1997 Stock Option Plan and the Charter Financial, Inc. 1997 Recognition and Retention Plan ( the "Plans"). We have reviewed the Company's Certificate of Incorporation, Registration Statement on Form S-8 (the "Form S-8"), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock.

     Based on the foregoing, we are of the following opinion:

     Upon the effectiveness of the Form S-8, the Common Stock, when sold in connection with the exercise of options granted pursuant to the Plans, will be legally issued, fully paid and non-assessable.

     This opinion has been prepared solely for the use of the Company in connection with the preparation and filing of the Form S-8, and should not be used for any other purpose or relied upon by any other person without the prior written consent of this firm. We hereby consent to the use of this opinion in the form S-8.
                         Very truly yours,

                         ----------------------------------------
                         /s/ Luse Lehman Gorman Pomerenk & Schick
                         LUSE LEHMAN GORMAN POMERENK & SCHICK
                         A Professional Corporation
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